UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Talen Energy Corporation

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On July 13, 2016, Talen Energy Corporation (the “Company”) provided the following Q&A to the Company’s employees:

July 13, 2016

Employee Q&A

We have updated the Q&A document originally filed with the SEC on June 6, 2016, with responses to additional questions that have been provided since the proposed acquisition by affiliates of Riverstone Holdings LLC was announced on June 3. New responses have been added to the end of the document beginning with question 33 below.

1.	Why has Talen Energy agreed to be acquired? Why now? Is $14 per share a good value for the company?

The reason we’ve entered into this agreement with Riverstone is about the value to stockholders. The Riverstone offer represents a premium of 56 percent to the closing price of $9.00 per share on March 31, 2016, the last trading day before public reports of a potential sale of Talen Energy, and a 101 percent premium to the 60-day volume-weighted average price of $6.95 per share through March 31. The Board of Directors has a fiduciary responsibility to act in the best interest of stockholders. The directors, not including the two Riverstone directors, carefully analyzed Riverstone’s offer and determined it was in the best interest of stockholders to accept it.

2.	What does it mean to be a privately held company?

From a structural perspective, the biggest differences after the transaction is completed will be that instead of thousands of stockholders, Talen Energy will have a single owner, and Talen Energy stock no longer will be traded on a public stock exchange.

3.	What is Riverstone Holdings?

Riverstone Holdings LLC is a private investment firm focused on the energy and power industry. Through its subsidiaries it currently owns approximately 35 percent of Talen Energy’s common stock as a result of the transactions that formed Talen Energy.

4.	What is a private equity firm?

Private equity firms raise private capital from individual and institutional investors who are able to commit large amounts of money over long periods of time. They invest in private companies and acquire public companies.

5.	Did the Board of Directors consider other offers?

After extensive deliberation and input from independent financial and legal advisors, the Board unanimously decided that the offer we announced is in the best interest of stockholders and other constituencies. We will address other details in due course in appropriate further disclosures.

6.	What regulatory approvals will be needed?

Customary regulatory approvals will be required. They include the Nuclear Regulatory Commission and the Federal Energy Regulatory Commission. And the transaction is subject to review under federal anti-trust laws. On the regulatory side, the review process will be similar to what we experienced before the spinoff from PPL.

7.	Will Talen Energy stockholders have a say?

Yes, stockholders will vote on the merger agreement. A special meeting of stockholders will be scheduled at some point in the future for that vote. This transaction will require approval by a majority of non-Riverstone stockholders voting at a special meeting of stockholders that will be scheduled. The Board of Directors has recommended that stockholders approve the transaction. Riverstone and its affiliates have agreed to vote their 35 percent stake in favor of the proposed transaction.

8.	When will the stockholders vote?

That has yet to be determined. A schedule will be announced later.

9.	How long will it take to complete the transaction?

The parties currently expect the transaction to be completed by the end of 2016.

10.	What is a “go-shop” provision? Will Talen Energy actively seek other proposals during this time?

The agreement enables Talen Energy to actively solicit, receive, evaluate and potentially enter into negotiations with parties for a period of 40 days. There is no assurance that the process will result in a superior proposal. Talen Energy does not intend to disclose developments during this process unless and until the Board of Directors makes a decision with respect to any superior proposal it may receive.

11.	Does the Board expect other companies to make offers during the “go-shop” period?

We will not speculate on potential offers, and will not disclose developments during the “go-shop” period unless and until the Board makes a decision with respect to a superior offer.

12.	What is the outlook for Talen Energy? Will we remain in business as Talen Energy?

Riverstone is acquiring Talen Energy because it sees great value in our assets and people that it wants to see continue. At this point, we are in the beginning stages of a transaction process that is expected to take several months to complete. For now, we conduct business as usual on a day-to-day basis.

13.	What changes will Riverstone make? What should we expect after acquisition?

Upon completion of the transaction, some changes will be inevitable as Talen Energy goes from a publicly traded company to a privately owned company. But it is far too early to discuss specifics.

14.	Will we still have jobs? Will there be job cuts?

Talen Energy will continue to look for the right staffing levels in our headquarters and in our plants, and we expect that process will continue following closing of the transaction. We are not currently aware of any staffing plans after closing (assuming stockholder and regulatory approvals are satisfied).

15.	Will we have another transition process like the one at PPL in 2014-15?

Assuming the stockholder and regulatory approvals are satisfied and the transaction closes, it will be necessary to undergo a transition process to achieve our post-closing goals, but the transition will be materially different than the process undertaken in conjunction with the PPL spinoff in 2014-15. The PPL transaction involved the splitting up of a company, whereas this one involves a change in ownership while the company remains intact.

16.	Will Talen Energy offer voluntary severance or early retirement incentives?

Talen Energy has no current plans to offer voluntary severance or early retirement incentives beyond what has already been made available to certain groups of employees. It is possible that Talen Energy will offer such programs at some point in the future, although not necessarily in connection with the transaction.

17.	What happens to the Employee Matters Agreement with PPL if Talen Energy’s ownership changes?

The Employee Matters Agreement is unchanged by the proposed transaction with Riverstone and will remain in effect until June 1, 2017. Additionally, under the Riverstone merger agreement, Riverstone has agreed that for one year following the closing of the transaction it will provide salary and short- and long-term incentive compensation opportunities to Talen Energy employees that are no less favorable than those provided to Talen Energy employees prior to the closing, and other employee benefits (excluding retiree welfare benefits) that are no less favorable, when taken together, to those provided to Talen Energy employees prior to closing. Under the Riverstone merger agreement, Riverstone has also agreed that any Talen Energy employee who terminates employment during the one-year period following the closing of the transaction will be eligible to receive severance on the same basis and with no less favorable benefits, than that employee would have received had his or her employment terminated prior to the closing of the transaction.

18.	What happens to my health care and other benefits?

The Riverstone transaction should have no immediate impact on your health care and other benefits. Additionally, under the Riverstone merger agreement, Riverstone has agreed that for one year following the closing of the transaction it will provide employee benefits (excluding retiree welfare benefits) that are no less favorable, when taken together, to those provided to Talen employees prior to closing.

19.	Will my years of service continue to be recognized for pension, vacation and other benefits?

Yes, they will be recognized, except where duplication of benefits would result.

20.	If I am retirement age and choose to retire before the transaction is completed, will I still be eligible for retiree medical coverage until I reach age 65?

The Riverstone transaction has no immediate impact on retiree medical benefits, although the company will remain entitled to modify the retiree medical plan in ways that do not affect accrued benefits or otherwise violate the law, subject to the requirements of the Employee Matters Agreement with PPL and the Riverstone transactional documents.

21.	What happens to my pension?

The Riverstone transaction has no immediate impact on pension benefits already accrued and assets in the pension fund remain protected by federal law. Following the closing of the transaction the company will remain entitled to modify retirement benefits in ways that do not affect already accrued benefits or otherwise violate the law, subject to the requirements of the Employee Matters Agreement with PPL and the Riverstone transactional documents.

22.	Do I still have the option to receive a lump-sum retirement benefit?

Yes.

23.	What happens to the money PPL transferred to the Talen Energy pension fund? Is it protected?

Those assets remain in the Talen Energy pension trust and are protected by law.

24.	What happens to the Talen Energy 401(k) plan and the money I’ve invested in it?

The Talen Energy Savings Plan and Talen Energy Retirement Savings Plan remain in effect and will continue after closing of the Riverstone transaction, subject to the company’s ability to amend, modify or terminate the Plans in accordance with law and to the extent not prohibited by the terms of the merger agreement. Your 401(k) plan contributions and the company’s contributions made to your account will remain in your account, subject to the Plan’s terms and applicable law.

25.	Will I continue to own Talen Energy stock after the transaction is completed?

No. All holders of Talen Energy common stock and vested and unvested Talen Energy equity awards will be entitled to receive a cash amount in exchange for stock and awards (or, in the case of equity awards granted between now and the closing of the proposed transaction, converted to cash-based awards) pursuant to the terms of the merger agreement. After closing,

Talen Energy stock will not be publicly traded, and no Talen Energy restricted stock units will remain in place.

26.	How will I be compensated for the Talen Energy stock I currently own/have been granted?

Employees will receive $14.00 for each share of common stock and for each restricted stock unit (other the restricted stock units granted between now and the closing of the proposed transaction) that they hold at the time of closing. Restricted stock units granted between now and the closing of the proposed transaction will be converted to cash-based long-term incentive awards at the closing of the transaction (at the same value of $14.00 per share) with the same vesting terms as provided in equity award agreements under which they were granted.

27.	What happens to the unvested restricted stock units I received as part of my compensation this year?

Employees will receive $14.00 for each restricted stock unit granted in 2016, provided they remain employed at the time of the closing of the proposed transaction. If restricted stock units are granted between now and the closing of the proposed transaction, they will be converted to cash-based long-term incentive awards at the closing of the transaction (at the same value of $14.00 per share) with the same vesting terms as provided in equity award agreements under which they were granted.

28.	Will I still receive the restricted stock units I have been granted if I no longer have a job?

Employees will receive $14.00 for each restricted stock unit granted in 2016, provided they remain employed at the time of closing of the proposed transaction. If restricted stock units are granted between now and the closing of the proposed transaction, they will be converted to cash-based long-term incentive awards at the closing of the transaction (at the same value of $14.00 per share) with the same vesting terms as provided in equity award agreements under which they were granted. Restricted stock units held by employees whose employment terminates prior to closing will vest or be forfeited according to the terms of the employee’s restricted stock unit award agreement.

29.	Does the acquisition change the mission, values, focus or strategy of Talen Energy?

Our mission and focus remains on growing value through safe and efficient operation of our fleet. We continue to be guided by our core values of safety, innovation, excellence, teamwork, integrity and citizenship.

30.	How does the acquisition affect the search for a new headquarters building? Will the headquarters remain in Allentown?

We have not yet announced a headquarters location. We continue to discuss options with developers for locations in Allentown’s Neighborhood Improvement Zone.

31.	Is this why some Talen Energy executives were recently granted enhanced severance benefits?

No. Enhanced severance arrangements for executives are typical in public companies, and change in control agreements were contemplated for Talen Energy executives prior to the spinoff from PPL, as indicated in public filings. This was planned long before the buyout transaction was contemplated.

32.	How does a change in ownership affect existing labor agreements?

Existing labor agreements remain in effect.

33.	Were any better offers received during the 40-day “go-shop” period?

The “go-shop” period expired at 11:59 p.m., Eastern Time, on July 12. Talen Energy and its representatives solicited alternative acquisition proposals during that period. No proposals were received that would constitute superior proposals under the terms of the merger agreement. The transaction with Riverstone remains on schedule to close by the end of 2016.

34.	Have any regulatory approvals been received yet?

The Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission granted early termination of the applicable waiting period on June 24 under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

35.	Responses to questions 17 and 18 indicate that retiree welfare benefits are excluded from the extended Employee Matters agreement. Does that mean retiree benefits will be reduced or eliminated after the transaction closes?

The exclusion of retiree welfare benefits is not an indication of what will happen to those benefits in the future. It simply means that retiree benefits will not be included in evaluating whether employee benefits after closing are “no less favorable in the aggregate.” We are not aware of any plans with respect to changing retiree benefits after closing.

36.	How does Riverstone’s one-year commitment described in the responses to questions 17 and 18 among others work for employees who are members of a bargaining unit, in light of the fact that existing labor agreement will remain in effect?

Riverstone’s commitment to maintain certain levels of compensation and benefits for one year after closing does not apply to members of bargaining units. Their compensation and benefits continue to be governed by applicable collective bargaining agreements.

37.	Will unvested RSUs be eligible to vote on the transaction?

No. Only stockholders of record at the close of business on the record date will be entitled to vote on the transaction. The record date will be fixed by the Talen Energy Board of Directors, or a committee thereof, and announced later this summer.

Public Statements

It is important that Talen Energy speak with a consistent voice throughout this process. Official statements will be provided only by the people who are authorized to speak on behalf of the company.

•	Please refer any requests for comment that you receive from the news media and industry publications to George Lewis, our director-Corporate Communications, at 610-774-4687 or George.Lewis@talenenergy.com.

•	Please refer any inquiries from stockholders, brokers or financial analysts to Andy Ludwig, our director-Investor Relations, at 610-774-3389 or Andy.Ludwig@talenenergy.com.

Before posting personal thoughts on this matter to social media sites such as Facebook, Twitter and LinkedIn, please review Corporate Policy 411 (Social Media) available in the corporate policy section of Engage, and the Social Media chapter of Talen Energy’s Code of Business Ethics.

Important Information For Investors And Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed acquisition of Talen Energy by Riverstone will be submitted to the stockholders of Talen Energy for their consideration. On July 1, 2016, Talen Energy filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement of Talen Energy. When completed, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed to the Talen Energy stockholders. Talen Energy also plans to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF TALEN ENERGY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about Talen Energy and Riverstone, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Talen Energy will be available free of charge on Talen Energy’s website at www.talenenergy.com under the tab “Investors & Media” or by contacting Talen Energy’s Investor Relations Department at (610) 774-3389. Talen Energy and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Talen Energy in connection with the proposed transaction. Information about the directors and executive officers of Talen Energy is set forth in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 12, 2016. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Talen Energy’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Talen Energy’s expectations with respect to the costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the company; the company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by stockholders; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Talen Energy and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, (i) the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required stockholder approval, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure of other closing conditions, and (ii) the possibility that the expected financial impacts will not be realized, or will not be realized within the expected time period, because of, among other things, changes in commodity prices and related costs; the effectiveness of Talen Energy’s risk management techniques, including hedging; accounting interpretations and requirements that may impact reported results; operational, price and credit risks in the wholesale and retail electricity markets; Talen Energy’s ability to forecast the actual load needed to perform full-requirements sales contracts; weather conditions affecting generation, customer energy use and operating costs and revenues; disruptions in fuel supply; circumstances that may impact the levels of coal inventory that are held; the performance of transmission facilities and any changes in the structure and operation of, or the pricing limitations imposed by, the RTOs and ISOs that operate those facilities; blackouts due to disruptions in neighboring interconnected systems; competition; federal and state legislation and regulation; costs of complying with environmental and related worker health and safety laws and regulations; the impacts of climate change; the availability and cost of emission allowances; changes in legislative and regulatory policy; security and safety risks associated with nuclear generation; Talen Energy’s level of indebtedness; the terms and conditions of debt instruments that may restrict Talen Energy’s ability to operate its business; the performance of Talen Energy’s subsidiaries and affiliates, on which its cash flow and ability to meet its debt obligations largely depend; the risks inherent with variable rate indebtedness; disruption in financial markets; acquisition or divestiture activities, and Talen Energy’s ability to realize expected synergies and other benefits from such business transactions; changes in technology; any failure of Talen Energy’s facilities to operate as planned, including in connection with scheduled and unscheduled outages; Talen Energy’s ability to optimize its competitive power generation operations and the costs associated with any capital expenditures; significant increases in operation and maintenance expenses; the loss of key personnel, the ability to hire and retain qualified employees and the impact of collective labor bargaining negotiations; war, armed conflicts or terrorist attacks, including cyber-based attacks; and risks associated with federal and state tax laws and regulations.

Talen Energy cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Talen Energy’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning Talen Energy the proposed transaction or other matters and attributable to Talen Energy or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Talen Energy does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.